MERIDIAN USA HOLDINGS, INC.
                       SERIES A CONVERTIBLE NOTE DUE 2010
NO.  1                                                                $8,000,000

          Meridian USA Holdings, Inc., a Florida corporation (hereinafter called the "Corporation," which term includes any successors), for value received, hereby promises to pay to U.S. Bancorp Investments, Inc., or registered assigns, the principal sum of EIGHT MILLION DOLLARS ($8,000,000) on June 16, 2010. THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION

     1.     Interest.

     (a) General. Meridian USA Holdings, Inc., a Florida corporation (hereinafter called the "Corporation," which term includes any successors), promises to pay interest on the principal amount of this Note at the rate of 5.0% per annum. To the extent it is lawful, the Corporation promises to pay interest on any interest payment due but unpaid on such principal amount at a rate of 5.0% per annum compounded quarterly.

             The Corporation will pay interest quarterly on March 15, June 15, September 15 and December 15 of each year (each, an "Interest Payment Date"), commencing September 15, 2000. Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Securities, from June 16, 2000 to and including the earliest of (i) the date on which this Note is converted into Series II Preferred Stock in accordance with Section 6, or (ii) the date on which this Note is redeemed in accordance with Section 5.

             Accrued and unpaid interest from June 16, 2000 shall be paid in cash concurrently with the consummation of (i) a public offering of equity securities by the Corporation (other than equity securities registered pursuant to registration statements on Form S-4 or S-8 or any successor or similar forms), or (ii) a Designated Event.

             This Note shall entitle the holder thereof to receive interest prior and in preference to any dividend with respect to all shares of preferred stock and Common Stock. No dividend shall be paid on any series of preferred stock or the Common Stock unless and until all accrued and unpaid interest from the Purchase Date provided for in this Section 1(a) shall have been paid or all Notes shall have been redeemed or converted in accordance with Sections 5 or 6, respectively. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     (b) Special Interest. After all accrued and unpaid interest on this Note shall have been paid in cash as provided for in Section 1(a) and all preferential dividends on all series of Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set apart, then the Corporation may (when, as and if declared by the Board) declare and distribute in such year dividends on the Common Stock; provided, however, that from and after such time as the holders of the Common Stock have received dividends on the Common Stock in an amount equal on a per share basis to the per annum interest paid pursuant to Section 1(a) (determined on an as-converted basis), no subsequent dividend on the shares of Common Stock shall be declared or paid unless and until interest of an equal amount per share is concurrently paid to the holders of the Notes (determined on an as-converted basis).

     (c) Termination. The Corporation's obligation to pay interest, including accrued and unpaid interest, with respect to this Note shall be extinguished on the Conversion Effective Date or the Redemption Date.

     2.     Method  of  Payment.

     The Corporation shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Corporation shall pay principal and interest in cash or, at the Corporation's election, such accrued interest may be added to the principal amount of this Note and shall accrue interest thereafter.

     3.     Paying  Agent  and  Registrar.

     Initially, the Corporation will act as Paying Agent and Registrar. The Corporation may change the Paying Agent, Registrar or co-Registrar without notice to the Holders. The Corporation or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

     4.     Liquidation  Payments.

     (a) Special Liquidation Payment. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of this Note shall be entitled to receive, prior to any distribution of any of the assets of the Corporation to the holders of any series of preferred stock and the holders of Common Stock by reason of their ownership thereof, cash in an amount per $1,000 in principal amount of this Note equal to the sum of (i) $1,000.00 (the "Original Issue Price"), and (ii) an amount equal to all accrued but unpaid interest, if any, in respect of such principal amount (the "Accrued Interest" and together with the Original Issue Price, the "Special Liquidation Payment"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Notes shall be insufficient to permit the payment to such holders of the full aforesaid amounts, then the entire assets and funds of the Corporation available for distribution shall be distributed ratably among the holders of the Notes.

(b) Distributions after Special Liquidation Payment. Upon the completion of the distribution required by Section 4(a) and any preferential distribution to the Series I Preferred Stock, Series II Preferred Stock or any other series of preferred stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Notes, Series II Preferred Stock and the holders of the Common Stock according to the number of shares of Common Stock (1) then held, with respect to holders of the Common Stock, and (2) into which the then outstanding Notes and shares of Series II Preferred Stock are then convertible, with respect to holders of the Notes and Series II Preferred Stock.

     5.     Redemption.

     (a)     Mandatory  Redemption.

     If there remains outstanding any Note on or after the occurrence of a Designated Event (such date, the "Redemption Trigger Date"), each of the holders of the then outstanding Notes shall have the right to require the Corporation to redeem all or any of such holder's Notes in accordance with this Section 5 for cash in an amount per share equal to the Redemption Price, such right being referred to as the "Redemption Right".

          The Corporation shall give each holder of record of Notes written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and the Corporation shall thereafter give such holders prompt notice of any material change. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than fifteen (15) days after the Corporation has given notice of any material change provided for herein; provided, however, that such periods may be shortened upon the written consent of the Majority Noteholders.

          Within ten (10) days after the Redemption Trigger Date, the Corporation shall notify all holders of Notes that the Redemption Right may be exercised, and each holder of Notes shall have the right, exercisable by delivery of a Redemption Notice to the Corporation within thirty (30) days after receipt of such notice from the Corporation, to request that all or a portion of such holder's Notes be redeemed on the Redemption Date. The Corporation shall be obligated to redeem the total principal amount of Notes requested to be redeemed in accordance herewith on the Redemption Date.

          In the event that the Corporation does not have sufficient funds available for redemption of the Notes in accordance with this Section 5(a), the Corporation shall forthwith either:

          (A) cause such closing to be postponed until such time as the requirements of this Section 5(a) may be complied with; or

          (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Notes shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 5(a).

     (b) Procedure. Each holder of Notes shall surrender the certificate or certificates representing such Notes to the Corporation, duly endorsed, at the office of the Corporation or any Paying Agent or Registrar for the Notes, and on the Redemption Date the full Redemption Price for such Notes so surrendered shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof.

     (c) Reissuance of Certificate. In case less than all of the principal amount of Notes represented by any certificate is redeemed in any installment, a new certificate representing the unredeemed principal amount of such of Note will be issued to the holder thereof without cost to such holder promptly after surrender of the certificate representing the redeemed principal amount of such Note.

     (d) Termination. The rights of the Corporation and the holders of the Notes under this Section 5 shall terminate and be of no effect upon the conversion of all Notes into shares of Series II Preferred Stock.

     6. Conversion. The holders of the Notes shall have conversion rights as follows (the "Conversion Rights"):

     (a) Mandatory Conversion. Each $1,000 principal amount of Notes shall be automatically converted on June 16, 2001 at the office of the Corporation or any Paying Agent or Registrar for the Notes, into such number of fully paid and nonassessable shares of Series II Preferred Stock as is determined by dividing
(x) the Special Liquidation Payment by (y) the Conversion Price, as adjusted from time to time in accordance with Sections 6(e), (f), (g), (h) and (i), in effect on the date the certificate is surrendered for conversion.

      (b) Right to Convert at the Option of the Holder. Each $1,000 principal amount of Notes shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Note at the office of the Corporation or any Paying Agent or Registrar for the Notes, into such number of fully paid and nonassessable shares of Series II Preferred Stock as is determined by dividing (x) the Special Liquidation Payment by (y) the Conversion Price, as adjusted from time to time in accordance with Sections 6(e), (f), (g),(h) and (i), in effect on the date the certificate is surrendered for conversion; provided that notwithstanding any right of conversion of Notes provided for in this Section 6(b), provided that the Holder is a bank holding company or an Affiliate of a bank holding company, and has the authority to hold Series II Preferred Stock pursuant to Section
1843(k)(H) of the Bank Holding Company Act of 1956, as amended (the "BHCA") The occurrence of a Designated Event or the existence of a Redemption Right shall in no way limit the ability of a holder to convert Notes into shares of Series II Preferred Stock.

      (c) Right to Convert at the Option of the Corporation. Each $1,000 principal amount of Notes shall be convertible, at the option of the Corporation, at any time after the date of issuance of such Note, at the office of the Corporation or any Paying Agent or Registrar for the Notes, into such number of fully paid and nonassessable shares of Series II Preferred Stock as is determined by dividing (x) the Special Liquidation Payment by (y) the Conversion Price, as adjusted from time to time in accordance with Sections 6(e), (f), (g), (h) and (i), in effect on the date the certificate is surrendered for conversion; provided that the Holder is a bank holding company or an Affiliate of a bank holding company, and has the authority to hold Series II Preferred Stock pursuant to Section 1843(k)(H) of the BHCA. Mechanics of Conversion. Before any holder of Notes shall be entitled to convert the same into shares of Series II Preferred Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any Paying Agent or Registrar for the Notes, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Series II Preferred Stock are to be issued. The Corporation shall, as soon as practicable thereafter, but in no event later than three (3) business days thereafter, issue and deliver at such office to such holder of Notes, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series II Preferred Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Notes to be converted (except as otherwise provided in the immediately following sentence), and the person or persons entitled to receive the shares of Series II Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series II Preferred Stock as of such date. If the conversion is (i) in connection with an underwritten offering of securities registered pursuant to the Securities Act, or (ii) in anticipation of a Designated Event, such conversion may, at the option of any holder tendering Notes for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the consummation of such Designated Event, as the case may be, in which event the person(s) entitled to receive the Series II Preferred Stock upon conversion of the Notes shall not be deemed to have converted such Notes until the closing of such sale of securities or consummation of such Designated Event.

     (d) Conversion Price Adjustments of Notes for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Notes shall be subject to adjustment from time to time as follows:

          (i) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Series II Preferred Stock or the determination of holders of Series II Preferred Stock entitled to receive a dividend or other distribution payable in additional shares of Series II Preferred Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Series II Preferred Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise of Series II Preferred Stock), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Series II Preferred Stock issuable on conversion of each Note shall be increased in proportion to such increase in the aggregate number of shares of Series II Preferred Stock outstanding and issuable with respect to such Common Stock Equivalents.
(ii) If the number of shares of Series II Preferred Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Series II Preferred Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Series II Preferred Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (e)     Conversion  Price  Adjustments  for Sale of Shares Below Conversion
Price.

             (i) If at any time or from time to time after the Purchase Date hereof, the Corporation issues or sells, or is deemed by the express provisions of this Section 6(f) to have issued or sold, Additional Shares of Series II Preferred Stock (as defined in clause (v) below)), other than upon a subdivision or combination of, or as a dividend or other distribution on, the Series II Preferred Stock as provided in Section 6(e), for an Effective Price less than the then existing Conversion Price, then the Conversion Price shall independently be reduced, as of the opening of business on the date of such issue or sale, to the price determined by multiplying the then existing Conversion Price by a fraction (A) the numerator of which shall be (1) the number of shares of Series II Preferred Stock outstanding immediately preceding the date of such issue or sale, plus (2) the number of shares of Series II Preferred Stock that the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Series II Preferred Stock so issued would purchase at the applicable existing Conversion Price, and (B) the denominator of which shall be the number of shares of Series II Preferred Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Series II Preferred Stock.

          (ii)  For the  purpose  of making any adjustment required under this
Section 6(f), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deducting any expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale, (B) to the extent it consists of property, be computed as determined in good faith by the Board and the Majority Noteholders, and (C) if Additional Shares of Series II Preferred Stock, Convertible Securities or rights or options to purchase either Additional Shares of Series II Preferred Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Series II Preferred Stock,Convertible Securities or rights or options, as the case may be.

     (iii) For the purpose of the adjustment required under this Section 6(f), if the Corporation issues or sells any Options to purchase Series II Preferred Stock or any Convertible Securities and if the Effective Price of the Additional Shares of Series II Preferred Stock underlying such Options or Convertible Securities is less than the Conversion Price then in effect, the Corporation shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Shares of Series II Preferred Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Options or Convertible Securities, plus, in the case of such Options, the minimum amount of consideration, if any, payable to the Corporation upon the exercise of such Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof. No further adjustment of the Conversion Price, adjusted upon the issuance of such Options or Convertible
Securities, shall be made as a result of the actual issuance of Additional Shares of Series II Preferred Stock on the exercise of any such Options or the conversion of any such Convertible Securities. If the purchase price provided for in any Option or the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Series II Preferred Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price that would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 6(f), if the terms of any Option or Convertible Security that was outstanding as of the Purchase Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Series II Preferred Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided,however, that no such change shall at any time cause the Conversion Price thereunder to be increased. If any such Options issued after the Purchase Date or the conversion privilege represented by any such Convertible Securities issued after the Purchase Date shall expire without having been exercised, the Conversion Price, adjusted upon the issuance of such Options or Convertible Securities issued after the Purchase Date shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Series II Preferred Stock so issued were the Additional Shares of Series II Preferred Stock, if any, actually issued or sold on the exercise of such Options or rights of conversion of such Convertible Securities, and such Additional Shares of Series II Preferred Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.
(iv) For the purpose of the adjustment required under this Section 6(f), if the Corporation issues or sells any Options for the purchase of Convertible
Securities and if the Effective Price of the Additional Shares of Series II Preferred Stock underlying such Convertible Securities is less than the Conversion Price in effect, the Corporation shall be deemed to have issued at the time of the issuance of such Options the maximum number of Additional Shares of Series II Preferred Stock issuable upon conversion of the total amount of Convertible Securities covered by such Options and to have received as consideration for the issuance of such Additional Shares of Series II Preferred Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such Options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such Options and plus the minimum amount of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion of such Convertible Securities. No further adjustment of the Conversion Price, adjusted upon the issuance of such Options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such Options or upon the actual issuance of Additional Shares of Series II Preferred Stock upon the conversion of such Convertible Securities. If the purchase price provided for in any Option or the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Series II Preferred Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price that would have been in effect at such time had such option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 6(f), if the terms of any Option or Convertible Security that was outstanding as of the Purchase Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Series II Preferred Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price thereunder to be increased. The provisions of clause (iii) above for the readjustment of the Conversion Price upon the expiration of Options or the rights of conversion of Convertible Securities shall apply, the necessary changes having been made, to the Options and Convertible Securities referred to in this subpart (iv).


     (v) "Additional Shares of Series II Preferred Stock" shall mean all shares of Series II Preferred Stock issued by the Corporation after the Purchase Date , whether or not subsequently reacquired or retired by the Corporation.

    (vi) The "Effective Price" of Additional Shares of Series II Preferred Stock shall mean the quotient determined by dividing the total number of Additional Shares of Series II Preferred Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 6(f), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 6(f), for such Additional Shares of Series II Preferred Stock.

     (f) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 6(f), then, in each such case for the purpose of this Section 6(g), the holders of the Notes shall be entitled to a share of any such distribution in accordance with Section 1 as though they were the holders of the number of shares of Common Stock into which the Notes and the shares of Series II Preferred Stock are convertible as of the record date fixed for the determination of the holders of Series II Preferred Stock entitled to receive such distribution.

     (g) Recapitalizations. If any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6 or
Section 4) provision shall be made so that the holders of the Notes and the Series II Preferred Stock shall thereafter be entitled to receive upon conversion of the Notes and the Series II Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Notes and the Series II Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Notes and the Series II Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (h) No Impairment. The Corporation will not, by amendment of the Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Notes and the Series II Preferred Stock against impairment.

     (i)  Certificate  as  to  Adjustments.

          (i) Within fifteen (15) days following the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Notes a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Notes, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Series II Preferred Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Notes.

     (j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Notes, at least fifteen (15) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

    (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series II Preferred Stock and Common Stock, solely for the purpose of effecting the conversion of the Notes and the Series II Preferred Stock, such number of its shares of Series II Preferred Stock and Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes and shares of Series II Preferred Stock; provided that, if at any time the number of authorized but unissued shares of Series II Preferred Stock or Common Stock shall not be sufficient to effect the conversion of all then outstanding Notes or shares of Series II Preferred Stock, in addition to such other remedies as shall be available to the holder of such Notes or Series II Preferred Stock, as the case may be, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series II Preferred Stock or Common Stock, as the case may be, to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in its best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate; and provided, further that if at any time after the first anniversary of the Purchase Date (i) the number of authorized but unissued shares of Series II Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of Notes,
(ii) the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all than authorized shares of Series II Preferred Stock, or (iii) the Corporation fails for any other reason to honor the request of a holder of Notes or Series II Preferred Stock to convert Notes into shares of Series II Preferred Stock pursuant to Section 6 or to convert shares of Series II Preferred Stock into shares of Common Stock pursuant to the terms of the Series II Preferred Stock, in addition to such other remedies as shall be available to the holder of such Notes or Series II Preferred Stock, the Corporation shall pay to the holder of such Notes or Series II Preferred Stock liquidated damages in cash in an amount equal to three percent (3%) of the then current Special Liquidation Payment for each thirty (30) day period or portion thereof that such condition continues.

     (l)  Notices.  Any notice required  or  permitted by the provisions of this
Section 6 to be given to the holders of Notes shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) three (3) days after deposit with the U.S. postal service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier or (iv) one (1) business day after the day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to each holder of record at such holder's address appearing on the books of the Corporation.

     7. Consent of Noteholders Required. So long as any Notes are outstanding without first obtaining the approval of the Majority Noteholders, the Corporation shall not:

         (i) amend, alter or repeal the Certificate, Bylaws, or the Series II Designation, in a manner adverse to the holders of the Notes or Series II Preferred Stock, including, without limitation, any increase in the total number of authorized shares of Series II Preferred Stock.

        (ii) create, incur, assume or suffer to exist any Indebtedness in excess of $5,000,000;

        (iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible or exercisable for an equity security, on parity with or senior to the Series II Preferred Stock in any respect, including without limitation, as to dividend rights, liquidation preferences, voting rights, redemption or conversion rights;

        (iv) purchase, redeem, or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of the Corporation's equity securities, other than redemptions of shares of Series II Preferred Stock pursuant to Section 5 of the Series II Designation;

         (v) declare or pay any dividend or other distribution, direct or indirect (or set apart any sum for such purpose) whether in cash, indebtedness or other assets or securities, upon the Corporation's equity securities other than a dividend or distribution on the Series II Preferred Stock;

         (vi) enter in to an agreement to effect any sale, lease, assignment, transfer or other conveyance of any material assets of the Corporation, or any merger, material acquisition, reorganization, or recapitalization involving the Corporation other than inventory in the ordinary course of business consistent with past practice;

         (vii) enter into a single transaction or series of transactions with or for the benefit of an Affiliate of the Corporation other than the employment agreements between the Corporation and each of Messrs. Posner and Streisfeld as in effect on the Purchase Date;

         (viii) enter into a line of business that is unrelated to the food and beverage business or otherwise substantially change or modify the Corporation's line of business as it existed on the Purchase Date;

          (ix) purchase, lease or otherwise acquire assets (other than inventory) or make other capital expenditures in a single transaction or series of transactions over the course of a fiscal year with an aggregate fair market value in excess of $750,000 in any such fiscal year;

          (x) increase the salary, wages or other compensation of any director,officer, employee or consultant of the Corporation, establish or modify the salary ranges, guidelines or similar provisions in respect of any benefit plan, employment-related contract or other employee compensation arrangement or pay discretionary bonuses or other compensation, other than
(i) any increase in the salary, wages or other compensation of officers, employees or consultants of the Corporation (other than Messrs. Posner and Streisfeld and their respective family members) in the ordinary course of business consistent with past practice, (ii) any increase in the salary, wages, or other compensation of Messrs. Posner or Streisfeld to reflect increases in the Consumer Price Index for the Miami metropolitan area, or (iii) annual bonuses paid pursuant to an annual bonus plan established by the Board to pay officers or employees of the Corporation (which may include Messrs. Posner and Streisfeld and their respective family members) in an aggregate amount not to exceed seven and one-half percent (7.5%) of EBITDA for such fiscal year;

          (xi) make any payments or otherwise provide compensation to any Affiliates, directors, officers or employees under management, consulting, advisory, severance, employment or similar agreements or other arrangements other than as required by contracts or agreements existing on the Purchase Date or permitted by Section 7(x) above;

         (xii) directly or indirectly, pay or make a commitment to pay any severance or termination pay to any officer, employee or agent who is directly or indirectly a stockholder of the Corporation other than as required by contracts or agreements existing on the Purchase Date;

         (xiii) make or permit to remain outstanding any Investments (other than Permitted Investments) exceeding $50,000 in any fiscal year other than loans, advances or other extensions of credit in the nature of deposits with or advance payments to subcontractors and suppliers made in the ordinary course of business consistent with past practice;

         (xiv) make any Investment in an Affiliate, transfer any assets or property to an Affiliate, merge into or consolidate with or purchase or acquire assets or property from an Affiliate, guarantee or assume any Indebtedness or other obligation of an Affiliate, enter into any other transaction, directly or indirectly, with or for the benefit of an Affiliate, unless such transaction or series of related transactions are between the Company and a wholly-owned subsidiary or two wholly-owned subsidiaries of the Company;

         (xv) effect any liquidation, dissolution or winding up of the Corporation; and

        (xvi) authorize or issue, or obligate itself to issue, any equity security (including options, warrants and other similar rights) other than pursuant to the Corporation's 1999 Stock Incentive Plan as such plan is in effect on the Purchase Date and amended thereafter to increase the maximum aggregate shares included in such plan to not more than 1,000,000 shares of Common Stock or pursuant to the conversion of the Preferred Stock or the exercise of warrants or options outstanding on the Purchase Date, or authorize or issue shares of the Common Stock pursuant to such stock option/stock issuance plan in an aggregate amount in excess of 1,000,000 shares of Common Stock.

     8.  Definitions.

    "Additional Shares of Series II Preferred Stock" shall have the meaning set forth in Section 6(d)(v).

    "Affiliate" means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation.

    "Board"  shall  mean  the  Corporation's  Board  of  Directors.

    "Certificate" shall mean the Corporation's articles of incorporation, as from time to time in effect.

    "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation; (ii) any other person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing greater than 50% ofthe aggregate ordinary voting power for the election of directors of the Corporation; or (iii) during any two-year period the directors who constituted the Board at the beginning of such period, (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Corporation was approved by a vote of at least a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

    "Common  Stock  Equivalents" shall mean Options and Convertible Securities.

   "Consolidated Net Income" means with respect to any period, the net income of the Corporation for such period determined on a consolidated basis in accordance with GAAP, adjusted by excluding, (a) all extraordinary gains (but not losses) for such period, (b) all gains (but not losses) from sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period, (c) that portion of such net income derived from or in respect of investments, except to the extent actually received in cash by the Corporation, and (d) the net income (or loss) or any other entity combined with the Corporation on a

    "pooling of interests" basis attributable to any period prior to the date of combination.

    "Conversion Effective Date" shall mean, with respect to each Note, the date so elected by the holder of such Note pursuant to Section 6.

    "Conversion Price" means initially $1,000 per share of Series II Preferred Stock; provided, however, that the Conversion Price shall be subject to adjustment as provided in Section 6.

    "Conversion  Rights"  shall  have  the  meaning  set  forth  in  Section  6.

    "Convertible Securities" means securities convertible into or exchangeable for Series II Preferred Stock.

    "Corporation" means Meridian USA Holdings, Inc.,  a  Florida  corporation.

    A "Designated Event" means (i) the acquisition of the Corporation by another entity (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), (ii) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation, (iii) a sale of all or substantially all of the outstanding equity securities of the Corporation (whether pursuant to a merger, consolidation, recapitalization, share purchase or otherwise), or (iv) any other transaction or series of related transactions resulting in a Change of Control of the Corporation. "EBITDA" means the sum of, without duplication, (i) Consolidated Net Income for such period, plus (ii) consolidated interest expense for such period, determined in accordance with GAAP, plus (iii) all cash dividend payments on any series of preferred stock or Series II Preferred Stock of the Corporation for such period, determined in accordance with GAAP, plus (iv) provision for taxes based on income or profits for such period, determined in accordance with GAAP, plus (v) consolidated depreciation, amortization and other non-cash charges of the Corporation and its subsidiaries required to be reflected as expenses on the books and records of the Corporation for such period, determined in accordance with GAAP, minus (vi) cash payments made in such period with respect to any recurring non-cash charges previously added back pursuant to clause (iv).

    "Effective Price" shall have the  meaning  set  forth  in  Section 6(d)(vi).

    "GAAP" means generally accepted accounting  principles consistently applied.

   "Indebtedness" means all liabilities, contingent, fixed or otherwise, (a) for borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or representing the deferred portion of the purchase price of any property, (c) secured by a lien, encumbrance or security interest upon property owned by the Corporation or its subsidiaries, or (d) relating to a capitalized lease obligation.

    "Investment" means all investments in any Person (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations),advances, capital contributions, transfers of assets outside the ordinary course of business consistent with past practice, purchases or other acquisitions for consideration of Indebtedness, equity interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "Majority Noteholders" means holders of more than 50% of the outstanding Notes.

    "Notes" means the Series A Convertible  Notes  of the Corporation due 2010.

   "Options" means any grant, issue or sale by the Corporation of any warrants, options or other rights to subscribe for or to purchase Series II Preferred Stock or Convertible Securities.

    "Original  Issue Price" shall have the meaning set forth in Section 4(a).

    "Permitted Holders" means Alan Posner, Mark Streisfeld and their respective Affiliates.

     "Permitted Investments" means (a) U.S. dollar denominated time deposits or certificates of deposit or (b) interests in regulated money market mutual funds which invest solely in (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) assets described in clause (a) above.

    "Preferred Stock" means the Series I Preferred Stock and the Series II Preferred Stock.

    "Purchase Agreement" means that certain Securities Purchase Agreement dated as of June 16, 2000, by and among the Corporation and those certain purchasers signatory thereto.

    "Purchase  Date"  means  June  16,  2000.

    "Redemption Date" means the date 45 days after the date of any Redemption Notice.

   "Redemption Notice" means a written notice by one or more holders of Notes to the Corporation stating their intention to exercise the Redemption Right and the principal amount of each such holder's Notes to be redeemed.

    "Redemption Price" means the per share Special Liquidation Payment calculated as of the Redemption Date.

    "Redemption  Right" shall have the meaning set forth in Section 5.

    "Redemption Trigger Date" shall have the meaning set forth in Section 5.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, or any similar United States federal statute.

    "Securityholders Agreement" means that certain Securityholders Agreement dated as of June 16, 2000, by and among the Corporation, certain holders of Series II Preferred Stock signatory thereto, certain holders of Series I Preferred Stock signatory thereto, and each purchaser of Notes pursuant to the Purchase Agreement.

    "Series I Preferred Stock" means the Series I Convertible Preferred Stock, $1.00 par value per share, of the Corporation.

    "Series II Preferred Stock" means the Series II Convertible Preferred Stock,$.01 par value per share, of the Corporation.

    "Special  Liquidation Payment" shall have the meaning set forth in
Section 4(a).

     IN WITNESS WHEREOF, the Corporation has caused this Instrument to be duly executed.

MERIDIAN  USA  HOLDINGS,  INC.

   /s/  Mark  Streisfeld
------------------------
Mark  Streisfeld
President

Attest:

  /s/  Alan  Posner
-------------------
Alan  Posner
Secretary